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                                                                   EXHIBIT 10.33

Gap Inc.                                            One Harrison Street
     Gap                                            San Francisco, CA  94105
     Banana Republic                                650 952-4400 tel
     Old Navy



John B. Wilson                                                December 21, 1998
[address omitted]

     Re:  Income Continuation Protection

Dear John,

     You have recently expressed your desire for financial protection in the event that The Gap, Inc. ("the Company") decides to significantly decrease your current level of responsibilities ("Company's Decision"). This letter summarizes our agreement regarding what the Company will provide for you in that event.

     I. In exchange for your delivery of the documents described in paragraph II below, the Company will provide you with the following:

     A.  Continued employment for two years ("Continued Employment").  The
         ------------------------------------------------------------
Company will provide you with Continued Employment for two years; except, of course, your Continued Employment will end if you accept a position with another company. During the period of Continued Employment, you will remain an employee of the Company and, as such, will not be permitted to be associated with, or employed by, any other business without the written consent of the CEO or Chairman of the Company. Your duty, as an employee, to maintain the Company's trade secrets and confidential information and not to engage in any act inconsistent with an employee's duty of loyalty shall continue during this period of Continued Employment. At the end of Continued Employment, you and the Company can negotiate a new agreement that is acceptable to both parties.

     B.  Salary and benefits continued during Continued Employment.  Your  last
         ----------------------------------------------------------
base salary in effect at the time of the Company's Decision will continue to be paid every two weeks during the period of Continued Employment. You will not be eligible to receive salary increases during Continued Employment.

         During the period of Continued Employment, you will be eligible to participate in whatever medical plans, long-term disability plans, and life insurance plans the Company is currently offering. However, you will not be eligible to receive a car allowance.

     C.  Additional benefits provided during the period of Continued Employment.
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         1.    Management Incentive Cost Award Plan ("MICAP").  If you are still
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an employee at the time MICAP bonuses are actually paid out, then for each fiscal year (or portion thereof) occurring after the Company's Decision, you will receive a MICAP bonus equal to the average bonus given, during that fiscal year, to executives of the same grade level you held at the
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Letter to John B. Wilson
December 21, 1998
Page 2

time of the Company's Decision. For partial fiscal years, you will receive a pro-rated bonus. You will not be eligible to receive any other bonuses during the period of Continued Employment.

         2.    Executive Long-Term Cash Award Performance Plan ("ELCAPP").  As
               --------------------------------------------------------
indicated below in paragraph II, all rights to ELCAPP will cease at the time of the Company's Decision. However, if you are still employed at the time ELCAPP bonuses are actually paid out, then you will receive an ELCAPP payment (pro-rated for the number of months during the ELCAPP cycle that you were an employee prior to the Company's Decision) if: (i) you had participated in the ELCAPP cycle for at least 12 months (i.e., one year of three) before the date of the Company's Decision; and (ii) ELCAPP payments were made for that particular ELCAPP cycle according to the terms of ELCAPP. You will not be eligible to participate in any ELCAPP cycles which begin after the date of the Company's Decision.

         3.    Stock Options.  As long as you are still employed on the vesting
               -------------
date, you will vest in 50% of the options (discounted or otherwise) that vest during your period of Continued Employment. The other 50% will be amended as noted in paragraphs I.D. and II.C. below. All stock grants with vesting dates beyond 24 months (or after "Second Anniversary") of the Company's Decision will be canceled. You will not be eligible to receive any other stock grants during the period of Continued Employment.

     D.    Additional benefits if you are still an employee on the Second
           --------------------------------------------------------------
Anniversary of the Company's Decision.  If you are still an employee on the
-------------------------------------
Second Anniversary of the Company's Decision, then you will receive these additional benefits on the Second Anniversary of the Company's Decision:

           1.  Stock Options.   As indicated above in paragraph I.C.3., 50% of
               -------------
your options (discounted or otherwise) that would have vested during the period of Continued Employment will be amended at the time of the Company's Decision to provide for a vesting date on the Second Anniversary of the Company's Decision. All stock grants with vesting dates beyond the Second Anniversary of the Company's Decision will be canceled. You will not be eligible to receive any other stock grants during the period of Continued Employment.

     II. In exchange for the above, you agree to provide the Company with the following documents at the time of the Company's Decision:

      A.  Resignation of officer status.  You will submit a written resignation
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from your position as a Company officer.

      B.  Legal release.  You will sign a legal release of all claims, in a form
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acceptable to the Company, in its sole discretion, which will also include a confidentiality provision and a non-disparagement clause.

      C.  Amended stock grants.    You will sign a document canceling all stock
         ---------------------
options which have a vesting date more than 24 months from the date of the Company's Decision. Fifty percent of each grant which will vest within 24 months of the Company's Decision will be amended so that the vesting date for 50% of the shares is changed to be the date of the Second Anniversary of the Company's Decision.
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Letter to John B. Wilson
December 21, 1998
Page 3

      D.  Amended ELCAPP.  You will sign a consent to cancel further
          ---------------
participation in the ELCAPP plan and amend your existing right to participate in the plan to reflect the partial participation described in Paragraph I.C.2. above.

     III. Miscellaneous

     In the event you become disabled during Continued Employment, your base salary will be continued uninterrupted for the entire period of Continued Employment, but will be offset by any amount you receive from the Company's disability insurance carrier or a government disability program. In the event of disability during the period of Continued Employment you will be allowed to vest in stock provided to you under this agreement for the duration of any Company-provided medical leaves of absence ("MLOA") for which you qualify. If your disability exceeds the maximum allowable time for a MLOA, then any stock which would have vested after the end of the MLOA but during this period of Continued Employment will be canceled.

     In the event you were to die during the period of Continued Employment, then all stock options (discounted or otherwise) that would have been provided to you during the period of Continued Employment will be immediately accelerated and provided to your estate. Your estate will not have any right to future salary or bonuses (MICAP or ELCAPP) under this agreement.

     By signing this agreement you agree that no promises or representations have been made to you which do not appear in this letter agreement, and that this letter contains the entire agreement between us and that you are not relying on any representations or promises that do not appear in this letter.

     John, you have contributed greatly to our organization and I trust that we will have many more years of shared success.


                              Very truly yours,

                              /s/ Millard Drexler

                              Millard S. Drexler
                              President and Chief Executive Officer
                              The Gap, Inc.



Agreed to this 29 day of December, 1998


/s/ John B. Wilson
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John B. Wilson